    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 13, 1997

                                                            File No. 333-17037
==============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                           --------------------------

                         AMENDMENT NO. 2 TO FORM S-3
                  REGISTRATION STATEMENT UNDER THE SECURITIES
                                  ACT OF 1933

                           -------------------------

                              QUADRAX CORPORATION
               (Exact name of registrant as specified in charter)

     DELAWARE                                              05-0420158
(State of incorporation)                     (IRS Employer Identification Number)

                             300 HIGH POINT AVENUE
                         PORTSMOUTH, RHODE ISLAND 02871
                                 (401) 683-6600
                 (Address and telephone number of registrant's
                          principal executive offices)

                                JAMES J. PALERMO
               CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                              QUADRAX CORPORATION
                             300 HIGH POINT AVENUE
                        PORTSMOUTH, RHODE ISLAND  02871
                                 (401) 683-6600
                        (Address and telephone number of
                               agent for service)

                  PLEASE SEND COPIES OF ALL COMMUNICATIONS TO:
                            STEPHEN I. GLOVER, ESQ.
                    FRIED, FRANK, HARRIS, SHRIVER & JACOBSON
                         1001 PENNSYLVANIA AVENUE, N.W.
                             WASHINGTON, D.C. 20004

                           -------------------------

         Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box: / /

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: /X/

============================================================================
                         (Cover continued on next page)
============================================================================

(Cover continued from previous page)

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE


==================================================================================================================
                                                                           PROPOSED
 TITLE OF EACH CLASS OF                           PROPOSED MAXIMUM         MAXIMUM
    SECURITIES TO BE           AMOUNT TO BE        OFFERING PRICE         AGGREGATE                AMOUNT OF
       REGISTERED               REGISTERED           PER SHARE          OFFERING PRICE         REGISTRATION FEE(6)
------------------------------------------------------------------------------------------------------------------
Common Stock, $.000009           1,346,376              $ 0.77         $ 1,036,709.52              $ 314.15
par value(1)
------------------------------------------------------------------------------------------------------------------
Common Stock, $.000009             135,000              $ 1.00         $   135,000.00              $  40.90
par value(2)
------------------------------------------------------------------------------------------------------------------
Common Stock, $.000009             500,000              $ 0.68         $   340,000.00              $ 103.03
par value(3)
------------------------------------------------------------------------------------------------------------------
Common Stock, $.000009             250,000              $ 0.01         $     2,500.00              $   0.76
par value(4)
------------------------------------------------------------------------------------------------------------------
Common Stock, $.000009              75,000              $ 0.75         $    56,250.00              $  17.05
par value(5)
==================================================================================================================
Total                            2,306,376                             $ 1,574,627.64              $ 475.89
==================================================================================================================






(1) For shares issuable upon exercise of 311,199 outstanding Class C Warrants calculated pursuant to Rule 457(g) based on the amended exercise price of such Class C Warrants. Includes all additional shares of Common Stock which may be issued pursuant to the application of anti-dilution protections, pursuant to Rule 416(a).


(2) For shares held by certain selling shareholders. Estimated pursuant to Rule 457(c) solely for the purpose of computing the registration fee based upon the average of the high and low prices of the Common Stock, as reported on the NASDAQ Small Cap Market on February 6, 1997.


(3) For shares that will be held by a certain selling shareholder upon exercise of outstanding warrants to purchase 500,000 shares of Common Stock at $0.68 per share, calculated pursuant to Rule 457(g). Includes all additional shares of Common Stock which may be issued pursuant to the application of anti-dilution protections, pursuant to Rule 416(a).

(4) For shares that will be held by a certain selling shareholder upon exercise of outstanding warrants to purchase 250,000 shares of Common Stock at $0.01 per share, calculated pursuant to Rule 457(g). Includes all additional shares of Common Stock which may be issued pursuant to the application of anti-dilution protections, pursuant to Rule 416(a).

(5) For shares that will be held by a certain selling shareholder upon exercise of outstanding options to purchase 75,000 shares of Common Stock at $0.75 per share, calculated pursuant to Rule 457(g). Includes all additional shares of Common Stock which may be issued pursuant to the application of anti-dilution protections, pursuant to Rule 416(a).


(6) A Registration Fee of $466.89 was paid with the original filing of the Form S-3 based on a proposed maximum offering price of $0.78 per share (for shares offered by certain selling shareholders, as set forth in note 2 above), which had been based on the average of the high and low prices for the Common Stock as reported on the Nasdaq National Market on November 22, 1996 in accordance with Rule 457(c) under the Securities Act of 1933. An additional Registration Fee of $10.27 was paid with Amendment No. 1, which was filed on February 4, 1997, to reflect an increase in the proposed maximum offering price to $1.03 per share based on the average of the high and low prices for the Common Stock as reported on the Nasdaq National Market on January 30, 1997 in accordance with Rule 457(c) under the Securities Act of 1993. No additional Registration Fee is required to be submitted with this Amendment No. 2.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                2,306,376 SHARES

                              QUADRAX CORPORATION

                                  COMMON STOCK

         This Prospectus relates to the public offering, which is not being underwritten, of up to 2,306,376 shares (the "Shares") of common stock, par value $.000009 per share (the "Common Stock") of Quadrax Corporation ("Quadrax" or the "Company"). Of these Shares, 1,346,376 Shares are issuable by the Company upon the exercise of 311,199 outstanding Non-Callable 10-Year Class C Warrants (the "Class C Warrants"). Each Class C Warrant entitles the holder to purchase 4.3264 shares of Common Stock at an exercise price of $3.33 per Class C Warrant (or $0.77 per Share of Common Stock), subject to adjustment pursuant to certain dilution protections.

         135,000 Shares of Common Stock may be offered for resale from time to time by certain shareholders of the Company. An additional 825,000 Shares may be offered for resale from time to time by certain shareholders of the Company assuming such shareholders exercise all of the outstanding options or warrants (the "Other Warrants") held by them. (See "Selling Shareholders.")

         The Company will receive approximately $1,036,710 if all Class C Warrants are exercised and $398,750 if all the Other Warrants held by the Selling Shareholders are exercised. Aggregate net proceeds from the exercise of all of the Class C Warrants and Other Warrants would be $1,425,046. The Company will receive no proceeds from the sale of Shares by the Selling Shareholders.

         The Company has no knowledge of any plans of any Class C Warrant holder or Selling Shareholder to actually sell any Shares.

         The Selling Shareholders and any broker-dealers, agents or underwriters that participate with the Selling Shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933 (the "Securities Act"), and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution."


         On February 12, 1997, the closing price for the Common Stock as quoted on the NASDAQ Small-Cap Market, under the symbol "QDRX," was $0.91 per share.


              AN INVESTMENT IN THE COMMON STOCK OFFERED PURSUANT
             TO THIS PROSPECTUS IS SPECULATIVE AND INVOLVES A HIGH
            DEGREE OF RISK.  SEE "RISK FACTORS" BEGINNING ON PAGE 7
              FOR A DISCUSSION OF CERTAIN FACTORS WHICH SHOULD BE
                   CONSIDERED BY INVESTORS BEFORE PURCHASING
                        THE COMMON STOCK OFFERED HEREBY.


                           -------------------------

           THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
              THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION NOR HAS THE SECURITIES AND
                  EXCHANGE COMMISSION OR ANY STATE SECURITIES
                     COMMISSION PASSED UPON THE ACCURACY OR
                          ADEQUACY OF THIS PROSPECTUS.
                           ANY REPRESENTATION TO THE
                             CONTRARY IS A CRIMINAL
                                    OFFENSE.

                           -------------------------



                The date of this Prospectus is February 13, 1997

                               TABLE OF CONTENTS

                                                                                                         PAGE
                                                                                                         ----

Available Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
Incorporation of Certain Documents by Reference . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
The Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
Risk Factors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
Selling Shareholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
Plan of Distribution  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
Description of Securities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
Indemnification for Securities Act Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; 75 Park Place, New York, New York 10007; and Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60604. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street N.W., Washington, D.C. 20549 at prescribed rates. In addition, the Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding companies that file electronically with the Commission through the Electronic Data Gathering, Analysis and Retrieval System.

         The Company has filed with the Commission in Washington, D.C. a Registration Statement on Form S-3 (Registration No. 333-17037) under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Shares of which this Prospectus is a part. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all the information set forth in the Registration Statement, including the exhibits filed as part thereof and otherwise incorporated therein to which reference is hereby made. Copies of the Registration Statement and the exhibits may be inspected at the offices of the Commission, and may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W. Washington, D.C. 20549 upon payment of the prescribed fees.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Company (File No. 16052) with the Commission are incorporated herein by reference:


                 (1) The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995, filed on April 15, 1996, Form 10-KSB/A-1 filed on June 10, 1996, Form 10-KSB/A-2 filed on February 4, 1997, and Form 10-KSB/A-3 filed on February 13, 1997.



                 (2) The Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1996, filed on May 20, 1996 and Form 10-QSB/A-1 filed on June 10, 1996, and Form 10-QSB/A-2 filed on February 13, 1997.



                 (3) The Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1996, filed on August 14, 1996, and Form 10-QSB/A-1 filed on February 13, 1997.



                 (4) The Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1996, filed on November 18, 1996, Form 10-QSB/A-1 filed on February 3, 1997, and Form 10-QSB/A-2 filed on February 13, 1997.


                 (5) The description of the Company's Common Stock which is contained in the registration statement on Form 8-A filed by the Company to register such securities under
                        Section 12(g) of the Securities Exchange Act of 1934, as amended, including any amendment or report filed for the purpose of updating such description.

                 (6) The Company's Current Reports on Form 8-K filed on January 16, 1996, March 14, 1996, July 2, 1996, July 3,
                        1996, July 31, 1996, September 10, 1996, October 9,
                        1996 and December 3, 1996.

                 (7) The Company's Proxy Statement in connection with the Annual Meeting of Stockholders held May 10, 1996.

                 (8) All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the Offering made hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents.


         The Company will provide without charge to each person, including any beneficial owners, to whom this Prospectus is delivered, upon the written or oral request of any such person, a copy of any and all of the information that has been incorporated herein by reference, other than exhibits to such information (unless such exhibits are specifically incorporated by reference into the information that the Prospectus incorporates). Requests for such information should be directed to the Secretary of the Company at 300 High Point Avenue, Portsmouth, Rhode Island 02871 (401) 683-6600.


                                  THE COMPANY

         The Company, which prior to fiscal year 1995 was a development stage company, designs, develops, fabricates and sells fiber-reinforced thermoplastic polymer composite materials ("Quadrax Composites") and products manufactured from Quadrax Composites. Quadrax Composites are synthetic materials made using patented and other proprietary, as well as non-proprietary, chemical processes and manufacturing technologies. Management believes that Quadrax Composites are functionally superior to other structural substrates for most applications in which abrasion resistance and extreme heat tolerance are not critical. Structural substrates are composite materials made from continuous fibers (such as carbon, Kevlar, or fiberglass), as opposed to composite materials made from chopped fibers which tend to produce a weaker material. The Company believes that Quadrax Composites' functional advantages over other structural substrates include high strength-to-weight ratios, chemical stability in a variety of ambient conditions (imperviousness to rust, rot or reaction with most commonly used chemical solvents), ease and safety of manufacture using modified conventional heat and compression molding techniques, virtually unlimited shelf life without special storage or handling requirements, and recyclability. In addition, the Company believes that Quadrax Composites are tougher and less brittle than traditional thermalset plastics such as epoxies and polyesters.

         The Company commenced limited commercial production in mid-1993. Although the Company historically was dedicated to the formatting of composite materials for defense and aerospace markets, it began redirecting its business in 1994 and 1995 to focus on commercial and consumer markets for value-added, high-performance products. The Company believes that opportunities for thermoplastics do not currently exist in the defense and aerospace markets, but if attractive opportunities arise in the future, the Company will pursue them.

         The Company is organized in a holding company structure, operating through two wholly owned subsidiaries: Quadrax Advanced Materials Systems, Inc. and Lion Golf of Oregon, Inc. ("Lion Golf"). It also wholly owns and operates Quadrax Sports, Inc. as a marketing company.


         The Company's independent accountants, Livingston & Haynes, P.C., included a "going concern" qualification in their report on the Company's financial statements for fiscal 1995, as they did for fiscal 1994 (the period from January 3, 1994 to December 31, 1994), reflecting the Company's history of losses and its continued dependence on outside financing to provide the funds needed to meet its expenses.

         The Company was incorporated under the laws of Delaware in March 1986. Its principal executive offices are located at 300 High Point Avenue, Portsmouth, Rhode Island 02871, and its telephone number is (401) 683-6600.

RECENT DEVELOPMENTS

         In late 1995, the Company acquired Lion Golf, a "low-end" importer and manufacturer of sporting goods utilizing non-proprietary materials, in order to gain greater industry knowledge and to enhance the Company's name recognition in the industry. Lion Golf has not performed up to the Company's expectations, however, and as a result, the Company is currently in the process of negotiating the sale of Lion Golf back to its former principal stockholder.
The Company expects the terms of the sale to include a release from Lion Golf's $600,000 bank line of credit. The line of credit was to have terminated in December 1996 but has been extended by the bank to March 31, 1997. The Company has advanced approximately $600,000 to fund the operations of Lion Golf, which sum the Company does not expect to recover.

         The Company remains committed to the golf products market. In August 1996, the Company entered into a $180,000 six-month development contract with Taylor Made Golf Company pursuant to which Quadrax will conduct research and development with respect to golf products that can be manufactured from thermoplastic materials.

         The Company has issued 10,340,063 shares of Common Stock during the period from January 1, 1996 through the present. The proceeds from the issuance of these shares were used for working capital, to finance operating losses, to make capital expenditures, and to settle litigation. The following chart sets forth the circumstances of each issuance and the number of shares issued:

                                 TRANSACTION                                     NUMBER OF SHARES
                                 -----------                                ---------------------

               Conversion of 9% subordinated debentures into
               common stock by the Barrett/Wissman Group                           3,815,029

               Shares issued for compensation and services
               rendered                                                              252,026


               Exercise of stock options by Company employees
                                                                                   1,035,767

               Conversion of 8% subordinated debentures into
               common stock by Flurina Development S.A.                            2,540,947


               Conversion of Series B Convertible Preferred
               Stock into common stock by RBB Bank                                 1,597,556

               Common stock issued in connection with the
               acquisition of Vega, U.S.A.                                           300,000


               Common stock issued to former McManis
               shareholders to compromise put option                                 522,738


               Common stock issued to former original
               preferred stock shareholders to compromise
               their claim for damages re: Quadrax
               abandonment of the 1995 SB-2                                          276,000
                                                                                  ----------

                                                                                  10,340,063
                                                                                  ----------


                                  RISK FACTORS

         In addition to the other information in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing any of the shares of Common Stock offered hereby. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain matters discussed in this section and elsewhere in this Prospectus are forward-looking statements. These forward-looking statements involve risks and uncertainties including, but not limited to, economic conditions, product demand and industry capacity, competition, and other risks.

OPERATING LOSSES; LIMITED REVENUES; GOING CONCERN QUALIFICATION

         The Company has not achieved profitability in any fiscal quarter since its incorporation in March 1986. From incorporation through December 31, 1995, the Company incurred a cumulative net loss from continuing operations of approximately $53,089,000. During the fiscal years 1995, 1994, 1993 and 1992, the Company incurred net losses from continuing operations of approximately $8,998,000, $11,517,000, $5,713,000 and $7,266,000, respectively. The Company estimates a net loss of approximately $6,500,000 for the fiscal year 1996.

         The Company has generated only limited revenue to date. In particular, Quadrax has recently redirected its development and marketing efforts from aerospace and defense markets to consumer markets and commenced limited production for these markets in mid-1993. During fiscal years 1995, 1994, 1993 and 1992, the Company's total revenues were approximately $4,635,000, $860,000, $1,555,000 and $850,000, respectively. Of these revenues for 1995, 1994, 1993, and 1992, approximately 33%, 46%, 28%, and 33%, respectively, were generated from consumer markets. The Company estimates that its total revenue for fiscal year 1996 will be approximately $3,300,000, of which approximately 99% will be generated from consumer markets. There can be no assurance that sales of the Company's products will generate significant revenue in the future. Consequently, there can be no assurance that the Company will achieve or sustain profitability in the future. The future operating results of the Company will depend on its ability to develop and market new products in the commercial markets. The Company's independent accountants have included a "going concern" qualification in their reports on the Company's financial statements for fiscal 1995 and 1994, reflecting the Company's history of losses as a development stage company and its continuing dependence on financing activities to provide the cash needed to meet its expenses.

DEPENDENCE ON NEW PRODUCTS

         The Company historically has marketed its products to the U.S. Government. The Company began to apply its technology in consumer markets in 1993, and since that time has taken a number of actions aimed at entering the sporting goods and athletic equipment market. The Company has only commenced limited commercial production of consumer products and therefore has not yet had an opportunity to fully determine the extent to which Quadrax Composites can be successfully applied to the development and production of consumer products. While management believes that Quadrax Composites are functionally superior to other structural substrates for many commercial applications, any failure of Quadrax Composites to perform to standards anticipated by the Company would have a material adverse affect on the Company's operations and financial condition.

         Although the Company has entered into several joint development and exclusive manufacturing contracts with companies such as Taylor Made Golf Company and Golfsmith, Inc., to sell goods in the consumer sporting goods market, the contracts are contingent on the Company being able to meet contractual specifications such as performance, weight, and appearance standards, in a timely manner, and there can be no assurance that the Company will be able to do so in the future. A delay in the successful development, completion or production of any of the Company's sporting good products may result in the cancellation of existing contracts and prevent the Company from entering into additional contracts. This would have a material adverse effect on the Company's operations and financial condition. For example, the Company recently failed to satisfy the performance standards of a contract with Cannondale Corporation for the production of handlebars. The Company initially received a $40,000 purchase order from Cannondale for the production of 1,300 handlebars. Cannondale then made a change order revising the physical specifications of the handlebars. Quadrax manufactured 5 handlebars meeting the new specifications but the handlebars, as built to the new specifications, failed the performance tests. The Company continues to manufacture bicycle handlebars, however, and sells them in limited amounts under its own name to sports equipment retailers.

         In addition, selling Quadrax Composites and products manufactured from Quadrax Composites to consumer and commercial markets, the Company faces significant institutional resistance to working with new materials and products and to investing in the re-tooling needed to integrate these materials and products into existing production and product lines. Successful entrance into new markets will require substantial investments by the Company in fabrication and marketing of Quadrax Composites and in the design, development, fabrication and marketing of products manufactured from Quadrax Composites. There can be no assurance that the

Company will be able to overcome such institutional resistance or that it will have sufficient resources to make the necessary investments in its new products.

         The Company's consumer products compete in a large market with numerous competitors, some of which are large, well-capitalized companies with wide brand recognition, and some of which are small. The golf equipment industry is characterized by products which are differentiated primarily by marketing strategies.

CAPITAL REQUIREMENTS

         The Company has not achieved profitability in any fiscal quarter and has been required to raise substantial amounts of capital in order to support its on-going development activities. As the Company continues to focus on consumer markets and progresses from the development of prototypes of products manufactured from Quadrax Composites to the production of finished goods, it will continue to be dependent on outside financing sources.

         From its incorporation in March 1986 through December 31, 1995, the Company has raised a total of approximately $44.7 million in equity capital. The Company raised approximately $4.5 million in equity and debt capital during fiscal 1996, and $9.2 million through sales of stock and convertible debt during fiscal 1995. In fiscal 1994, the Company raised $5.9 million of equity capital. Management believes that the funds raised to date, together with cash provided by revenues, will be sufficient to meet the Company's near-term cash requirements. The Company does, however, continue to seek sources of outside financing. For fiscal 1997, management estimates that the Company will require approximately $2-3 million in outside financing. Management expects the Company's capital needs to be less in 1997 than in 1995-96 because the Company has resolved and paid for the financial settlements with its former chairman, Mr. Hayton, and its founder and former chief executive officer, Mr. Fisher.

         Management believes that the Company will be able to continue to raise money from outside third parties in sufficient amounts to support its operations until the time in which the Company's consumer product programs generate sufficient revenues. There can be no assurance, however, that the Company will be able to raise additional funds from third parties, or even that if raised, such funds will be sufficient to fund the Company's product programs until such programs are able to generate enough revenue to support themselves. If the Company is unable to meet its cash requirements, it may be required to defer for a period of time, or indefinitely, the design, development, fabrication and marketing of new products and the marketing of existing products and materials in new markets.

         In addition, the Company's capital requirements may increase materially from those now planned depending on numerous factors, including the level of its research and development expenses, the rate of market acceptance of the Company's products, and the success of the Company's sales, marketing and distribution strategy. There can be no assurance that the Company will be successful in raising such additional capital.

LIMITED PRODUCTION AND SALES EXPERIENCE

         Quadrax has limited experience producing Quadrax Composites and fabricating finished products and components made from Quadrax Composites. The Company has delivered significant quantities of Quadrax Composites for evaluation and testing and has completed three major production contracts to date, all of which were defense related. Those contracts were with the Lockheed Aeronautical Systems Company for thermalplastic biaxial tape, EAR Special Composite Company for submarine sound dampening tiles, and United Defense, L.P., for thermalplastic materials. While management believes that significant technological barriers to full scale production have been overcome, there can be no assurance that significant unforeseen difficulties will not be encountered at commercial production levels.

         Prior to 1994, Quadrax concentrated almost all its product marketing and customer calling efforts on the sale of materials within the defense contracting community. Efforts to move into consumer applications were limited to attendance of trade shows sponsored by members of the plastics and advanced materials industries. The Company currently has only a small sales and marketing force. While initial efforts to break into the consumer markets have been successful, insofar as the Company has already produced and delivered to the marketplace lacrosse sticks, hockey sticks, tennis racquets, and bicycle handlebars, there can be no assurance that these successes can be duplicated and expanded upon to the extent necessary for Quadrax to achieve a profitable level of operation.

COMPETITION

         Quadrax Composites compete with conventional materials (including wood, stone, steel and aluminum), less common metals (such as titanium), and thermoset (epoxy-based) composites. While management believes that Quadrax Composites offer several advantages over competing materials, they are also more expensive. In addition, Quadrax Composites suffer from institutional resistance to working with new materials and investing in the re-tooling needed to integrate Quadrax Composites into existing product and production lines.

         The Company faces competition from three of the world's largest multi-national chemical companies--E.I. du Pont de Nemours & Co., Imperial Chemical Industries PLC and Saint Gobain, S.A.--each of which develops composite product offerings that may compete with the Company's product offerings. In addition, the Company faces potential competition from new companies as well as from established companies that may migrate from related industries. Many of the Company's current and prospective competitors, including E.I. du Pont de Nemours & Co., Imperial Chemical Industries PLC and Saint Gobain, S.A., have significantly greater financial, manufacturing and marketing resources than the Company. There can be no assurance that the Company's products will compete effectively with products offered by established and new competitors of the Company.

         Competition in the sporting goods and athletic equipment market is intense. The industry consists primarily of major domestic and international companies that have financial, technical, marketing, sales, manufacturing, distribution and other resources substantially greater than those of the Company. Many of the Company's competitors in this industry have entrenched market positions and established trade names, trademarks and other intellectual property rights. There can be no assurance that the Company's competitors will not devote significantly greater financial, technical, marketing and other resources to develop and market sporting goods and athletic equipment more aggressively than the Company.

         In general, management believes it can compete effectively by offering products with superior performance characteristics to products offered by other suppliers, at prices substantially equivalent to those charged by other suppliers. The Company believes that the success of its efforts will depend on a variety of elements both within and outside its control, including the success and timing of new product development and introduction by the Company and its competitors, product performance and price, distribution, and customer support. There can be no assurance that the Company will be able to compete successfully with respect to these factors. Although management believes that it has certain technological advantages over its competitors, maintaining such advantages will require continued investment by the Company in design and development, sales and marketing, and customer service and support. There can be no assurance that the Company will have sufficient resources to make such investments or that the Company will be able to make the technological advances necessary to maintain its competitive advantages. In addition, as the Company enters new markets, distribution channels, technical requirements and levels and bases of competition may be different than those in the Company's current markets and there can be no assurance that the Company will be able to compete favorably.

NO ASSURANCE OF PROTECTION OF PATENTS AND PROPRIETARY TECHNOLOGIES

         The Company currently holds patents on its Quadrax Biaxial Tape materials formats and on certain aspects of tennis racquets manufactured from Quadrax aXial Tape. The Company either owns, licenses or has applied for patents on certain aspects of the other technology underlying the Company's products. The Company's patents, patent rights and patent applications do not ensure a competitive advantage to the Company, particularly inasmuch as several of the patents are licensed on a non-exclusive basis. No assurance can be given that any issued or licensed patents will not be designed around, infringed or successfully challenged by others, or that the Company will have sufficient resources to enforce any proprietary protection afforded by its patents. Furthermore, there can be no assurance that patents will issue with respect to any pending patent application. Moreover, some of the Company's actual and potential competitors have obtained patents and could seek to enforce them against the Company. An infringement action, if brought, would be costly to defend and there can be no assurance that the Company would prevail. Failure to obtain or to be able to enforce patent protection in favor of the Company, or failure to defend successfully a patent infringement claim against the Company, could have a material adverse effect on the Company's business.
In addition, despite the Company's precautions to the contrary, there can be no assurance that the trade secrecy protections which may be asserted by the Company to protect other aspects of its intellectual property will not be breached or will be enforceable.

KEY EMPLOYEES

         The Company's success depends to a significant extent upon a number of key management and technical personnel, including James J. Palermo, the Company's Chief Executive Officer. Mr. Palermo has signed an employment agreement with the Company that is effective through December 1999. In addition, the Company has entered into employment contracts with two other key employees, Edward A. Stoltenberg, the Company's Senior Vice President and Chief Financial Officer, and John A. McQuade, the Company's Vice President of Administration. Both contracts expire on December 31, 1998. The loss of the services of a key employee could have a material adverse effect on the Company's business and financial condition. The Company has not obtained, and does not currently plan to obtain, "key-man" insurance on any of its executives. In addition, the Company's future success will depend in part on its ability to attract and retain highly skilled technical, managerial and marketing personnel. Competition for such personnel is intense, and there can be no assurance that the Company will be successful in hiring or retaining the personnel it requires to continue to grow and operate profitably.

POTENTIAL DILUTION

         Quadrax has a complex capital structure that includes a number of classes of outstanding warrants and options to purchase Common Stock. If all of the warrants and options having exercise prices less than the reported last sale price of the Common Stock on the Nasdaq SmallCap Market on December 31, 1996 were to be exercised, an aggregate of 1,320,083 shares of Common Stock would be issuable for a total of $737,156, resulting in a reduction in the percentage of voting rights and interest in equity profits represented by a share of Common Stock. If all of the issued and outstanding convertible debentures were converted into shares of the Company's Common Stock based on the closing price of the Company's Common Stock on the Nasdaq SmallCap Market on December 31, 1996, 2,666,666 shares of Common Stock would be issuable, resulting in a reduction in the percentage of voting rights and interest in equity profits represented by a share of Common Stock.

         In addition, the Company is authorized to issue up to a total of 90,000,000 shares of Common Stock, of which approximately 32,700,000 shares are outstanding as of the date hereof. Issuance of a significant number of additional shares of Common Stock would result in a substantial reduction in the percentage of voting rights and interests in profits currently represented by a share of Common Stock.

TECHNOLOGICAL OBSOLESCENCE

         The structural composites market in which Quadrax competes is characterized by rapid technological development. There can be no assurance that Quadrax's products will not be rendered obsolete or that Quadrax will be successful in developing new products to meet changing market needs.

PRODUCT LIABILITY

         Sales of Quadrax Composites and parts manufactured therefrom may expose the Company to liability for substantial damages in the event of accident or injury shown to have been caused by defective materials. Management believes that its limited product liability insurance is currently adequate, but no assurance can be given that such insurance is sufficient in scope and amount to cover any and all damages that are incurred in the future. Further, the Company expects that it will be necessary for the Company to increase its product liability insurance coverage as shipments to commercial markets increase, and there can be no assurance that such coverage will be available or, if available, that it will be available on terms that are economically acceptable to the Company.

VOLATILITY OF STOCK PRICE; DEPRESSIVE EFFECTIVE OF FUTURE SALES OF COMMON STOCK

         The trading price of the Common Stock has been subject to wide fluctuations for a number of reasons, including the financial difficulties and subsequent cessation in 1991 of market-making activities by its former principal market maker and changes in control of the Company in 1994 and 1995. In addition, the stock market has from time to time experienced extreme price and volume fluctuations that particularly affected the market price for many technology companies and that often have been unrelated to operating performance of these companies. These broad market fluctuations may adversely affect the market price of the Common Stock. In addition, future sales by the Company of newly issued Common Stock (or securities convertible into or exchangeable for Common Stock) in the public market could place downward pressure on the market price of the Common Stock.


                                USE OF PROCEEDS

         The net proceeds to the Company from the exercise of all 311,199 Class C Warrants would be $1,036,709. The net proceeds to the Company from the exercise of all of the Other Warrants would be $398,750. Aggregate net proceeds from the exercise of all of the Class C Warrants and Other Warrants could be $1,435,459. Such proceeds, if any, will be used for general corporate purposes. All proceeds from any sale of Shares offered by the Selling Shareholders will be received by the Selling Shareholders and not by the Company.


                              SELLING SHAREHOLDERS

         135,000 Shares are being offered for resale by certain shareholders of the Company. An additional 825,000 Shares are being offered for resale by certain shareholders of the Company assuming such shareholders exercise all of the Other Warrants. All 960,000 Shares, to the extent they are being offered, are being offered for the account of the following shareholders and their donees or pledgees (the "Selling Shareholders"). The following table sets forth certain information with respect to the Selling Shareholders. The Company has no knowledge of the intentions of any Selling Shareholder to actually sell any of the Shares listed under the column "Shares to be Sold."

                              OWNERSHIP            SHARES           OWNERSHIP        PERCENTAGE OF
                              PRIOR                TO BE            AFTER            CLASS OWNED
SELLING SHAREHOLDER           TO OFFERING(1)       SOLD             OFFERING         AFTER OFFERING
-------------------           --------------       -----            ---------        --------------

John Clarke                   125,000              125,000            --                     *
H. David Cowherd              125,000              125,000            --                     *
Joss Company                  250,000              250,000            --                     *
Harold M. Levine               75,000               75,000            --                     *
Paul Mannion                  125,000              125,000            --                     *
Thomas McLaughlin              35,000               35,000            --                     *
Max Morgulis                   25,000               25,000            --                     *
Nancy Nelson                   30,000               30,000            --                     *
Roger Nelson                   20,000               20,000            --                     *
Edward A. Stoltenberg(2)      157,400(3)            50,000            107,400                *
Sutherland, Asbill & Brennan
  as escrow agent for
  Paul Mannion and
  John Clarke                 100,000              100,000            --                     *
                              -------              -------
TOTAL                         960,000              960,000
                              =======              =======



(1) The column headed "Shares to be Sold" includes only otherwise unregistered shares registered by this Prospectus. The column headed "Ownership After Offering" is shown as zero for each Selling
     Shareholder only to indicate that all shares beneficially owned by such person have been registered for resale, and do not necessarily indicate any actual intent to sell any shares.

(2) Mr. Stoltenberg is Senior Vice President and Chief Financial Officer of the Company.

(3) Includes 50,000 shares issued to Mr. Stoltenberg for services rendered, 30,000 shares issued to Mr. Stoltenberg pursuant to the Company's 1993 Stock Option Plan, 72,000 shares issued pursuant to the Company's 1994 Stock Option Plan, 5,400 shares that Mr. Stoltenberg purchased on the open market (which includes 400 shares held for the benefit of Mr. Stoltenberg's children).

*    Ownership is less than one percent of class.





                              PLAN OF DISTRIBUTION

         The purpose of this Prospectus is to permit (a) the Company to offer and sell Shares of Common Stock reserved for issuance upon exercise from time to time of the Class C Warrants and the Additional Options and Warrants, and
(b) the Selling Shareholders, if they desire, to offer and sell their 960,000 Shares (the "Selling Shareholder Shares") at such times and at such places as the Selling Shareholders choose.

         The decision to exercise Class C Warrants is within the sole discretion of the holders thereof. There can be no assurance that any of such Class C Warrants will be exercised.

         The distribution of the Selling Shareholder Shares may be effected from time to time in one or more transactions. Any of the Selling Shareholder Shares may be offered for sale, from time to time, by the Selling Shareholders, or by permitted transferees or successors of the Selling Shareholders, on the NASDAQ SmallCap Market, or otherwise, at prices and on terms then obtainable, at fixed prices, at prices then prevailing at the time of sale, at prices related to such prevailing prices, or in negotiated transactions at negotiated prices or otherwise. The Selling Shareholder Shares offered hereby may be sold by one or more of the following: (i) through underwriters, or through underwriting syndicates; (ii) through one or more dealers or agents (which may include one or more underwriters), including, but not limited to: (a) block trades in which the broker or dealer act as principal to facilitate the transactions; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions; and (d) transactions in which the broker solicits purchasers; (iii) directly to one or more purchasers; or (iv) a combination of these methods. The names of any underwriters or agents involved in the sale of the Selling Shareholder Shares will be set forth in a Prospectus Supplement.
In connection with the distribution of the Selling Shareholder Shares or otherwise, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of Common Stock in the course of hedging the positions they assume with the Selling Shareholders. The Selling Shareholders may also sell Common Stock short and redeliver the shares to close out such short positions. The Selling Shareholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealers or other financial institutions of the Selling Shareholder Shares, which shares such broker-dealers or financial institutions may resell pursuant to this Prospectus (as supplemented or amended to reflect this transaction). The Selling Shareholders may also pledge the Selling Shareholder Shares registered hereunder to a broker-dealer or other financial institution and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged shares pursuant to this Prospectus (as supplemented or amended to reflect such transaction). In addition, any Selling Shareholder Shares covered by this Prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.

         The Selling Shareholders or their underwriters, dealers or agents may sell the Selling Shareholder Shares to or through underwriters, dealers or agents, and such underwriters, dealers or agents may receive compensation in the form of discounts or concessions allowed or reallowed. Underwriters, dealers, brokers or other agents engaged by the Selling Shareholders may arrange for other such persons to participate. Any fixed public offering price and any discounts and concessions may be changed from time to time. Underwriters, dealers and agents who participate in the distribution of the Selling Shareholder Shares may be deemed to be underwriters within the meaning of the Securities Act, and any discounts or commissions received by them or any profit on the resale of shares by them may be deemed to be underwriting discounts and commissions thereunder. The proposed amounts of Selling Shareholder Shares, if any, to be purchased by underwriters and the compensation, if any, of underwriters, dealers or agents will be set forth in a Prospectus Supplement.

         Unless granted an exemption by the Commission from Rule 10b-6 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or unless otherwise permitted under Rule 10b-6A, the Selling Shareholders will not engage in any stabilization activity in connection with the Company's securities, will furnish each broker or dealer engaged by the Selling Shareholders and each other participating broker or dealer the number of copies of this Prospectus required by such broker or dealer, and will not bid for or purchase any securities of the Company or attempt to induce any person to purchase any of the Company's securities other than as permitted under the Exchange Act.

         The Company will not receive any proceeds from any sales of the Selling Shareholder Shares, but will receive the proceeds from the exercise of the Class C Warrants and from the exercise of the Other Warrants held by the Selling Shareholders, which proceeds, if any, will be used for general corporate purposes.

         In connection with the registration by the Company, the Company shall use its best efforts to prepare and file with the Commission such amendments and supplements to the registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the disposition of the Shares covered by the registration statement for the period required to effect the distribution of such Shares.

         The Company is paying certain expenses (other than commissions and discounts of underwriters, dealers or agents) incident to the offering and sale of the Shares to the public, which are estimated to be approximately $65,950. If the Company is required to update this Prospectus during such period, it may incur additional expenses in excess of the amount estimated above.

         In order to comply with certain states' securities laws, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states the Shares may not be sold unless they have been registered or qualify for sale in such state or an exemption from registration or qualification is available and is complied with.


                           DESCRIPTION OF SECURITIES

         The Company is authorized to issue 90,000,000 shares of Common Stock, $0.000009 par value per share. As of December 31, 1996, there were approximately 32,680,817 shares of Common Stock issued and outstanding and held of record by approximately 1,600 holders.

         The holders of the Common Stock have one vote for each share held of record on all matters to be voted on by stockholders, including the election of directors. Stockholders are not entitled to cumulate their votes in the election of directors.

         Holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor and upon liquidation of the Company, to share ratably in the net assets available for distribution after the payment of creditors and any liquidation preferences to the holders of preferred stock. Shares of Common Stock are not redeemable and have no preemptive, conversion or similar rights. All outstanding shares of Common Stock are, and the Shares offered hereby upon issuance and receipt of payment in full by the Company will be, fully paid and non-assessable.

         The Company is authorized to issue 10,000,000 shares of Class A Preferred Stock, par value $.01 per share. There are currently no shares of Class A Preferred Stock issued and outstanding.


                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         The Company's certificate of incorporation and bylaws provide broadly for the indemnification of the directors and officers of the Company for certain liabilities and costs incurred by them in connection with the performance of their duties. This indemnification may include indemnification for liabilities arising under the Securities Act.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


                                 LEGAL MATTERS

         The validity of the Shares offered hereby will be passed upon for the Company by Fried, Frank, Harris, Shriver & Jacobson, 1001 Pennsylvania Avenue, N.W., Washington, D.C. 20004.


                                    EXPERTS

         The consolidated financial statements of the Company appearing in the Company's Annual Report on Form 10-KSB for the years ended December 31, 1994 and December 31, 1995, have been audited by Livingston & Haynes, P.C., independent auditors, as set forth in its report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

         No dealer, salesman or other person has been authorized to give any information or to make any representation in connection with this offering other than those contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of these securities in any state to any person to whom it is unlawful to make such offer or solicitation in such state. The delivery of this Prospectus at any time does not imply that information herein is correct as of any time subsequent its date.

                                   2,306,376
                                 COMMON SHARES



                              QUADRAX CORPORATION






                                FEBRUARY 13, 1997

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         Registration Fee . . . . . . . . . . . . . . . . . . . .   $   450
         Printing Expenses  . . . . . . . . . . . . . . . . . . .   $  --
         Blue Sky Fees and Expenses . . . . . . . . . . . . . . .   $25,000
         Legal Fees and Expenses  . . . . . . . . . . . . . . . .   $35,000
         Accounting Fees and Expenses . . . . . . . . . . . . . .   $   500
         Transfer Agent Fees  . . . . . . . . . . . . . . . . . .   $ 5,000
         Miscellaneous  . . . . . . . . . . . . . . . . . . . . .   $  --

                                                                     ------
         TOTAL  . . . . . . . . . . . . . . . . . . . . . . . . .   $65,950
                                                                     ======

ITEM 15.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the General Corporation Law of Delaware (the "GCL") authorizes and empowers the Company to indemnify the directors, officers, employees and agents of the Company against liabilities incurred in connection with, and related expenses resulting from, any claim or suit brought against any such person as a result of his relationship with the Company, provided that such persons acted in accordance with a stated standard of conduct in connection with the acts or events on which such claim, action or suit is based. The finding of either civil or criminal liability on the part of such persons in connection with such acts or events is not necessarily determinative of the questions of whether such persons have met the required standard of conduct and are accordingly, entitled to be indemnified.

         In addition, Section 10 of the Company's by-laws requires the Company to indemnify its officers and directors to the fullest extent permitted by the GCL, and permits the Company to indemnify other persons as it chooses, to the same extent. Such indemnity shall not extend to such persons, however, (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for actions contravening Section 174 of the GCL (relating to unlawful dividend stock purchases or stock redemptions), or (iv) for any transaction from which the director derived an improper personal benefit.

ITEM 16.   EXHIBITS

         The following documents are filed as exhibits to this Registration
Statement:

4.1      Specimen Common Share Certificate*


5.1      Opinion of Fried, Frank, Harris, Shriver & Jacobson






-------------

* Filed as an Exhibit to the Company's Registration Statement on Form S-1, File No. 33-14275 and incorporated herein by reference.

23.1     Consent of Livingston & Haynes, P.C.


24.2     Consent of Fried, Frank, Harris, Shriver & Jacobson (see Exhibit
         5.1)


ITEM 17.  UNDERTAKINGS.

         The undersigned registrant hereby undertakes that it will:

                 (1) File, during any period in which it offers to sells securities, a post-effective amendment to this registration statement to include any additional or changed material information on the plan of distribution.

                 (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona-fide offering.

                 (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.


----------------

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this to Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portsmouth, Rhode Island.

                              QUADRAX CORPORATION

                                   By:   /s/ JAMES J. PALERMO
                                      ---------------------------------
                                         James J. Palermo
                                         Chairman of the Board of Directors,
                                         and Chief Executive Officer


                                         Date:  February 13, 1997
                                              -------------


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.


/s/  James J. Palermo                      Chairman of the                        February 13, 1997
------------------------------             Board of Directors,                    ----------
James J. Palermo                           and Chief
                                           Executive Officer
                                           (Principal Executive
                                           Officer)


/s/ EDWARD A. STOLTENBERG                  Senior Vice President                  February 13, 1997
------------------------------             and Chief Financial                    ----------
Edward A. Stoltenberg                      Officer (Principal Accounting
                                           and Financial Officer)


/s/ WILLIAM G. CONWAY                      Director                               February 13, 1997
------------------------------                                                    ----------
William G. Conway

/s/ SVEN KRAUMANIS                         Director                               February 13, 1997
------------------------------                                                    ----------
Sven Kraumanis

/s/ ALAN MILTON                            Director                               February 13, 1997
--------------------------------                                                  ----------
Alan Milton

/s/ EUGENE L. SCOTT                        Director                               February 13, 1997
--------------------------------                                                  ----------
Eugene L. Scott

/s/ GORDON WERNER                          Director                               February 13, 1997
--------------------------------                                                  ----------
Gordon Werner